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PRESS RELEASE - JULY 28, 2004                      FOR IMMEDIATE RELEASE

1ST STATE BANCORP, INC.                            For more information contact:
                                                          James C. McGill
                                                          (336) 227 - 8861

              1ST STATE BANCORP, INC. ANNOUNCES QUARTERLY EARNINGS

Burlington, North Carolina      1st State Bancorp, Inc.   (Nasdaq: FSBC)


1st State Bancorp, Inc. (Nasdaq: FSBC), the holding company for 1st State Bank, has reported earnings for the quarter ended June 30, 2004. For the third quarter of fiscal 2004, the Company reported net income of $973,000 and basic and diluted earnings per share of $0.35 and $0.33, respectively. Net income for the quarter ended June 30, 2003 was $988,000 and basic and diluted earnings per share were $0.35 and $0.34, respectively.


Net income for the nine months ended June 30, 2004 decreased to $2,510,000, from net income of $2,968,000 earned in the nine months ended June 30, 2003. Basic and diluted earnings per share were $0.89 and $0.85 per share, respectively, for the nine months ended June 30, 2004, compared with $1.06 and $1.01 per share, respectively, in the previous year. The decrease in earnings resulted from lower non-interest income and lower net interest income which were offset somewhat by lower operating expenses and lower income tax expense.


Net interest income increased $127,000 to $2.9 million for the quarter ended June 30, 2004 from the $2.8 million recorded in the quarter ended June 30, 2003. This increase was offset in part by lower non-interest income which resulted from a decline in mortgage originations and refinance volumes and the fee income generated from this activity. Non-interest income for the quarter decreased $222,000 to $686,000 from the $908,000 reported in the quarter ended June 30, 2003. Net mortgage banking income for the quarter decreased $296,000 to $126,000 from $422,000 reported in the quarter ended June 30, 2003.


1st State Bancorp, Inc., through its subsidiary 1st State Bank, currently services its customers from seven full service banking offices in Alamance County.


Statements contained in this release, which are not historical facts, are forward-looking statements as defined in the Private Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, the effects of competition, and including without limitation to other factors that could cause actual results to differ materially as discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.


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1st State Bancorp, Inc. (Nasdaq: FSBC)
Summary of Financial Highlights

Selected Financial Data:                                                  June 30,                       September 30,
(in thousands - unaudited)                                                  2004                            2003
Total assets                                                              $ 380,385                        362,640
Loans receivable                                                            234,287                        229,581
Allowance for loan losses                                                    (3,910)                        (3,856)
Net loans receivable                                                        230,377                        225,725
Loans held for sale                                                           1,222                            645
Investment securities                                                       120,832                        111,171
Cash and cash equivalents                                                    10,735                          9,359
Deposit accounts                                                            263,838                        262,712
Advances from Federal Home Loan Bank                                         47,500                         31,500
Total stockholders' equity                                                   63,770                         62,701
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Selected Operating Data:                                        Three months ended              Nine months ended
(in thousands - unaudited)                                   6/30/2004      6/30/2003      6/30/2004       6/30/2003

Interest income                                              $ 4,106          4,122         12,107          13,086
Interest expense                                               1,170          1,313          3,594           4,325
Net interest income                                            2,936          2,809          8,513           8,761

Provision for loan losses                                         60             60            180             180
Net interest income after
   provision for loan losses                                   2,876          2,749          8,333           8,581

Non-interest income                                              686            908          1,801           2,539
Non-interest expense                                           2,073          2,107          6,231           6,435

Income before taxes                                            1,489          1,550          3,903           4,685

Income tax expense                                               516            562          1,393           1,717

Net income                                                       973            988          2,510           2,968
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Per Share Data:                                              Three months ended              Nine months ended
(unaudited)                                                6/30/2004      6/30/2003      6/30/2004      6/30/2003
Basic earnings per share                                       $0.35          $0.35          $0.89           $1.06
Diluted earnings per share                                      0.33           0.34           0.85            1.01
Average shares outstanding - basic                         2,820,116      2,800,478      2,815,518       2,810,727
Average shares outstanding - diluted                       2,965,650      2,924,073      2,965,954       2,934,919
Cash dividends per share                                       $0.10          $0.10          $0.30           $0.28
Book value at June 30                                         $21.53         $21.21
Shares outstanding at June 30                              2,962,323      2,975,600


Interest Margin                                              Three months ended              Nine months ended
(% of average assets - unaudited)                          6/30/2004      6/30/2003      6/30/2004      6/30/2003

Yield on interest earning assets                                4.61%          5.08%          4.67%           5.37%
Cost of interest bearing liabilities                            1.54%          2.01%          1.70%           2.20%
Interest rate spread                                            3.07%          3.07%          2.97%           3.17%

Net interest income as a percentage of average
   interest earning assets                                      3.34%          3.46%          3.28%           3.59%

Asset Quality                                                              June 30,                       June 30,
(unaudited)                                                                  2004                           2003

Allowance for loan losses to gross loans                                       1.67%                          1.71%
    held for investment
Nonperforming assets to total assets                                           1.06%                          1.29%

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